Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205)444-4633

FOR IMMEDIATE RELEASE

BIOCRYST ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING
PERIOD FOR THE ROCHE LICENSE OF BCX-4208

Birmingham, Alabama – December 21, 2005 – BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced that the company has received early termination by the United States Federal Trade Commission (FTC) of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the licensing agreement with Roche announced on November 30, 2005.  Under that agreement, BioCryst granted to Roche exclusive, worldwide rights to develop and commercialize BioCryst’s Phase I compound, BCX-4208, for the prevention of acute rejection in transplantation and for the treatment of autoimmune diseases.  The BCX-4208 license agreement, which was subject to clearance by the FTC, is now effective.

About BCX-4208
BCX-4208, a second generation transition-state analog inhibitor of the enzyme purine nucleoside phosphorylase (PNP), may have the potential to offer greater efficacy and activity in the treatment of autoimmune disease and transplant rejection than currently available therapies.

BioCryst licensed this compound and other PNP inhibitors from Albert Einstein College of Medicine and Industrial Research Ltd. and will owe sublicense payments to these third parties on the upfront payment, future event payments and royalties received by BioCryst for the sublicense of these inhibitors. In March 2005, BioCryst successfully completed a phase I ascending single oral dose clinical trial consisting of 84 healthy volunteers. The trial had seven dosing cohorts with twelve patients in each cohort. In August 2005, BioCryst initiated a phase Ib trial in healthy volunteers to evaluate the safety, tolerability and pharmacokinetics of multiple oral doses of BCX-4208.

About Transplant Rejection
The greatest threat to transplant patients is rejection of the transplanted organ by the body’s own immune system. For this reason, transplant recipients must take drugs to suppress the immune response and prevent rejection usually for the rest of their lives. A regimen combining several drugs is usually given and this treatment has to be continued indefinitely. Rejection of the new kidney by the patient’s immune system can lead to loss of the transplanted organ and a return to dialysis for kidney transplant recipients. For heart, lung and liver transplant patients, loss of the transplanted organ presents an immediate threat to life.

About Autoimmune Diseases
Autoimmune diseases occur when the immune system attacks the body’s own cells rather than invading microorganisms. There are more than 80 clinically distinct autoimmune diseases (i.e. multiple sclerosis, rheumatoid arthritis and some types of diabetes), each affecting the body in different ways. Presentation of these diseases can also vary from patient to patient with the same condition, and can lead to organ failure requiring transplantation. Corticosteroids are still the mainstay of treatment for many autoimmune diseases and physicians have to constantly balance the requirement for best possible disease control with the drug related morbidities associated with long term steroid exposure.

About BioCryst
BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Roche as a Partner
Roche is a valued partner to over 50 companies worldwide. In the past two years, Roche has led the pharmaceutical industry in the number of product deals signed. In 2004, Roche Pharma Partnering brought nine potential products into the company and strengthened Roche’s positions in oncology, virology and primary care. Roche’s alliance strategy is to create a partnering culture where innovation flourishes and the partnership grows.

About Roche
Founded in 1896 and headquartered in Basel, Switzerland, Roche is one of the world’s leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is one of the world’s leaders in diagnostics, pharmaceuticals for cancer, virology and transplantation. As a supplier of products and services for the prevention, diagnosis and treatment of disease, the Group contributes on many fronts to improve people’s health and quality of life. Roche employs roughly 65,000 people in 150 countries, including approximately 15,000 in the United States. For further information, please visit the company’s worldwide and U.S. website (Global: www.roche.com and U.S.: www.roche.us).

Forward-looking statements
These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of Fodosine™ or BCX-4208, that each of the Phase IIa trial for patients with T-cell leukemia, Phase I trial of BCX-4208, the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma and the Phase II trial of Fodosine™ for advanced fludarabine-refractory CLL may not be successfully completed, that BioCryst or its licensees may not commence as expected additional trials with Fodosine™ and with BCX-4208 or planned human trials with peramivir or BCX-4678, that Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of Fodosine™ may not show the drug is effective over the 6-week period, that ongoing and future clinical trials may not have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we may not be able to continue future development of Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other current development programs including tissue factor/factor VIIa, that Fodosine™, BCX-4208, peramivir, BCX-4678 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and the latest Form S-3 which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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